Exhibit 10.12

LEASE AGREEMENT

THIS LEASE AGREEMENT ("THE AGREEMENT") IS ENTERED BY AND BETWEEN "COPROPIEDAD ARTE Y DISENO", (THE "LESSOR") REPRESENTED BY MR. FRANCISCO JAVIER MORENO SANCHEZ AND "GPI MEXICANA, S.A. DE C.V." (THE "LESSEE") REPRESENTED BY MR. GREGORY SCOTT GRONAU, PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

I The LESSOR represents:

a) That COPROPIEDAD ARTE Y DISENO is the name for commercial purposes used to identify the co-ownership over the land and Buildings subject matter of this AGREEMENT. Such co-ownership is formed by Mr. Francisco Javier Moreno Sanchez jointly with his wife Ms. Maria del Carmen Collado Bosch of Moreno; Ms. Gloria Maria Moreno Sanchez jointly with her husband Mr. Galo Ruiz Moreno and Mr. Jesús Moreno Sánchez

b) That LESSOR holds title over the Industrial facilities (The "BUILDINGS") which is the matter of this AGREEMENT and identified as Building 1 located at Av. De fa Transformación y Calle Samuel Ocaña Garcia Block # 2, Lot # 9,and Building 2 located Block # 2, in the Industrial Park in San Luis Rio Colorado Sonora., Mexico.

c) That the co-owners of COPROPIEDAD ARTE Y DISENO are duly registered before the Federal Registry of Taxpayers (RFC) MOSF 560128 7P7.

d) That Mr. Francisco Javier Moreno Sanchez has sufficient authority to execute this AGREEMENT on behalf of LESSOR as evidenced in the Public Deed and whose authority has not been revoked or limited in any way.

e) That LESSOR has the intention to lease to LESSEE the BUILDINGS as identified in the recital I b), pursuant to the terms and conditions contained in this AGREEMENT.

II The LESSEE represents:

a) That it is a Company duly organized and existing pursuant to the laws of Mexico as evidenced in Public Deed # 1,189 dated October 23,1984, issued by Mr. Rafael Godoy Jaramillo Notary Public # 88, of San Luis Rio Colorado, Sonora, duly registered under number 1052 Volume XVII, Section 5, of the Public Registry of Commerce of San Luis Rio Colorado Sonora.

b) That its corporate purpose allows the execution of this AGREEMENT.

c) That it is duly registered before the Federal Registry of Taxpayers (RFC) with number GME841026H38.

d) That Mr. Gregory Scott Gronau has sufficient authority to execute this AGREEMENT on behalf of LESSEE as evidenced in Public deed number # 26183, dated August 27, 2009 passed before the faith of Notary Public # 54, Lic Silvia Cecilia Leyva Ramirez which authority has not been revoked or limited in any way.

e) That LESSEE has the intention to lease from LESSOR the BUILDINGS, as identified in the recital I b) and in the Exhibits "A" and "B" pursuant to the terms and conditions contained in this agreement.

THEREFORE, in consideration of their mutual covenants and agreements, the parties agree to enter into this AGREEMENT, according to the terms and conditions, contained in the following:

ARTICLES

ARTICLE 1. Definitions

1.1. LESSOR: "COPROPIEDAD ARTE Y DISEÑO" represented by Mr. Francisco Javier Moreno Sanchez.

1.2. LESSEE: "GPI MEXICANA, S.A. de C.V.", represented by its Sole Administrator Mr. Gregory Scott Gronau.

1.3. The BULDING The Industrial facility owned by LESSOR located Building # 1 at Av. De la Transformación and Calle Samuel Ocaña Garcia Block # 2, Lot # 9, and Building # 2 is located at Block # 2, lot 10 in the Industrial Park in San Luis Rio Colorado, Sonora, Mexico, which has been identified in the blue prints attached to this Agreement as Exhibit "A" and described in the inventory attached to this Agreement as Exhibit "B".

1.4 RENT: The amount that shall be paid by LESSEE to LESSOR in monthly installments during the term of this AGREEMENT for the use and occupation of the BUILDINGS. The RENT was agreed by the parties in the fixed amount of USD $0.35 (thirty- five cents of dollar legal currency of the United State of America) per square feet effectively used by LESSEE during the term of the AGREEMENT. The RENT currently totals the amount of USD $28,140.00 (twenty-eight thousand one hundred forty dollars 00/100 legal currency of the United States of America) based on the square feet of BUILDINGS that will be initially agreed by LESSEE.

1.5 TERM.- The period in which the Lease AGREEMENT will be in force. The term is 5 (five) years beginning as of January1, 2018 and ending on December31, 2023. At the end of the TERM the LESEE will have the options set forth in Article 4.1 below.

ARTICLE 2. Purpose

2.1 LESSOR agrees to lease to LESSEE who agrees to lease from LESSOR the BUILDINGS as of the beginning of the TERM of this AGREEMENT.

2.2 The date of beginning of the TERM will be the date for commencement of the obligations under the AGREEMENT.

ARTICLE 3. Rent

3.1 LESSEE shall pay the RENT to LESSOR monthly and in advance during the first 11 (ten) natural days of each month at LESSEE's domicile located at Avenida de La Transformación y Dr.Samuel Ocaña, San Luis Rio Colorado Sonora Mexico.

3.2 The RENT has been agreed by the Parties in the fixed amount of USD $0.35 (thirty-five cents of dollar legal currency of the United States of America) per square feet of the BULDING effectively used by LESSEE for the TERM of the AGREEMENT. The RENT currently totals the amount of USD $28,140.00 (twenty-eight thousands one hundred forty dollars 001\ 00 legal currency of the United States of America) based on the 80,400 square feet of BUILDINGS that will be initially used by LESSEE. Such RENT shall be paid at LESSOR's choice in US Dollars (legal currency of the United States of America) or in Mexican Pesos at the exchange rate to comply with obligations published by Bank of Mexico on the date such RENT is paid plus the Value Added Tax (IVA).

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3.3 LESSOR shall deliver the corresponding receipt to evidence payment of the RENT within the following 5 (five) days of receiving such payment. Such receipt shall fulfill the requirements of the applicable tax laws and regulations in force on the date when LESSEE makes such payment.

3.4 If LESSOR occupies the BUILDINGS for a partial month the RENT shall be prorated.

ARTICLE 4. Term

4.1 The TERM of this AGREEMENT is 5 (five) years. This AGREEMENT will begin its TERM on January1, 2018; and shall end precisely on December 31, 2023. At the end of the TERM LESSEE shall have to its own discretion the following Options: (I) To renew the AGREEMENT for I (one) year on the same terms and conditions having the right for terminating the AGREEMENT at any time giving notice to LESSOR with 6 months in advance.

4.2 LESSEE may exercise either Option set forth in 4.1 above by giving notice in writing to the LESSOR of its decision at least 30 (thirty) natural days in advance to the expiration of the TERM.

4.3 If LESSEE continues occupying the BUILDINGS at the end of the TERM of the AGREEMENT, as determined in Article 4.1 without having exercised any of the Options referred to in the above paragraph, LESSEE will pay to LESSOR the corresponding amount of RENT during the TERM it continues in possession of the leased BUILDINGS from the last day of the TERM of the AGREEMENT and until it vacates the BUILDINGS, the payment referred to herein will not be consider an extension of the AGREEMENT.

ARTICLE 5. Building Use

5.1 LESSEE will use the BUILDINGS to perform its main activities, which include without limitation, the manufacture of Chips, Plaques, Dice, Cards, Gaming Furniture and Layouts, as well as any related activity.

5.2 LESSEE agrees to use the BUILDINGS in accordance with this AGREEMENT and with any other law or regulation applicable to the use of the BUILDINGS by LESSEE.

5.3 LESSEE can introduce and store in the BUILDINGS those materials that are required or useful for the performance of its manufacturing activities, even though they are classified as hazardous materials or residues, flammable materials or explosives. LESSEE shall store and dispose them in accordance with industry standard procedures and local laws.

5.4 LESSEE may only store trash temporarily within the BUILDINGS and shall arrange for regular pickup of trash at its expense. LESSEE shall not burn any trash of any kind in or about the BUILDINGS.

ARTICLE 6. Insurance

6.1 LESSEE shall obtain and maintain in force during the term of the AGREEMENT at its own expense a comprehensive insurance policy (ies) from a recognized insurance company authorized to issue insurance in San Luis Rio Colorado Sonora.

6.2 Such policy (ies) shall cover property damage of LESSOR and LESSEE. Civil liability (for injury to persons and property. and for death of any person occurring in the leased BUILDINGS); for acts of God and for damages caused to the BUILDINGS or third persons or Property for the storage of hazardous materials.

6.2.1 The Policy to cover property damage and civil liability shall insure LESSEE and LESSOR and such other agents and employees of LESSOR, LESSOR's subsidiaries or affiliates or LESSOR'S assignees or any nominee of LESSOR holding any interest in the Leased property, against liability for injury to persons and property and for death of any person occurring in or about the BUILDINGS. The liability of such insurance shall be in the amount of no less than USDS400.000.00 (Four hundred thousand dollars legal currency of the United States of America) or its equivalent in Mexican Currency at the exchange rate published by Bank of Mexico to comply with obligations effective in the contracting date.

6.2.2 The policy of insurance for fire, lighting, explosion. falling aircraft: smoke windstorm earthquake, hail, vehicle damage, volcanic eruption, strikes, civil commotion, vandalism, riots,

malicious mischief, steam boiler or pressure object explosion if applicable and flood insurance of the BUILDINGS shall be for a liability equivalent of USD $2M (Two million dollars legal currency of the United States of America) or its equivalent in Mexican Currency at the exchange rate published by Bank of Mexico to comply with obligations effective in the contracting date.

6.3 LESSEE shall obtain and maintain in force during the term of the AGREEMENT the insurance policy (ies) to cover the issues mentioned in 6.2 above. Such Policy (ies) shall mention that it/they is/are not subject to cancellation or change until the termination of the Lease AGREEMENT. The Policies together with copies or receipts for payment of the premiums thereof, shall be delivered to LESSOR no more than (30) days following the execution of this AGREEMENT. All documents verifying the renewal of such policy (ies) shall be delivered to LESSOR at least (30) days prior to the expiration of the term of such coverage. Prior to the commencement date of the TERM each party shall procure and maintain the insurance covering its own liability and Property as each deems appropriate.

6.4 Except for the Insurance upon LESSE's property, LESSOR and its beneficiaries shall be appointed irrevocably as beneficiaries for all proceeds as their interest may appear.

ARTICLE 7. Installations & Tenant Improvements

7.1 LESSEE may at its expense, install on the leased BUILDINGS, such trade fixtures, equipment and furniture it may deem necessary, provided that such items are installed and are removed without causing damage to the structural integrity of the BUILDINGS. Said trade fixtures; equipment and furniture shall remain LESSEE'S property.

7.2 LESSEE may perform improvements in the BUILDINGS considered, useful, necessary, or decorative, without prior written authorization of LESSOR, provided that such improvements are installed and are removable without causing damage to the structure of the BUILDINGS.

7.3 LESSEE shall repair any damage caused by the installation or removal of trade fixtures, equipment, furniture and improvements.

7.4 LESSEE shall require LESSOR'S written consent, which LESSOR shall not unreasonably withhold, to make any structural modification or alteration costing more than USD $100,000 (one hundred thousand dollars legal currency of the United States of America) to the BUILDINGS. LESSOR may authorize changes necessary for the appropriate use of the BUILDINGS, which will be made at LESSEE'S expense. LESSOR may at its election, directly or through a third party, perform, or authorize LESSEE to perform, the construction including of any improvements that parties mutually agree are necessary for the appropriate use of the Premises, by a written authorization of the blue prints detailing the improvements to be made. Concerning improvements LESSEE will have the rights conferred by Article 2717 and any other relevant articles of the Civil Code of the State of Sonora.

ARTICLE 8. Maintenance and Repair

8.1 After receipt of written notice from LESSEE, LESSOR at its own expense shall promptly and with minimum interference to the operation of LESSEE proceed to repair defects which are necessary for the adequate functioning of the BUILDINGS e.g. structural defects in the roof or exterior wall pursuant to Articles 2684 and 2685 of the Civil Code of the State of Sonora.

8.2 The LESSEE shall be responsible for all minor repairs to the BUILDINGS.

ARTICLE 9. Subleasing and Assignment

9.1 LESSEE will under no circumstances sublease all or part of the BUILDINGS; nor assign it to third parties, according to the terms of Artic 2751 of the Civil Code of the State of Sonora, unless prior written authorization by LESSOR is given, which authorization will not be unreasonably withheld; provided, however, that LESSEE may assign or sublease all or part of the BUILDINGS without LESSOR's consent if LESSEE remains liable to LESSOR under this AGREEMENT.

9.2 Notwithstanding the above LESSEE may sublease or assign all or a part of the BUILDINGS to LESSEE's parent, subsidiary or affiliates without having LESSOR's consent.

ARTICLE 10.- Services

10.1 LESSEE will have the right to contract the utility services, which it considers necessary for the adequate operation of its facilities, such as telephone, electricity, water, gas, which will be under its account.

10. At AGREEMENT's termination and before vacating the BUILDINGS, LESSEE shall provide evidence to the LESSOR that such services have been duly paid.

ARTICLE 11. Right of First Refusal, Right of

Preference and Extent

11.1 LESSEE has the right of first refusal referred to in Article 2717 of the Civil Code of the State of Sonora, in the event LESSOR wishes to conveyor transfer any right it has over the BUILDINGS.

11.2 LESSEE has the right of preference referred to in Article 2717 of the Civil Code of the State of Sonora, if the LESSEE is current with payment of the rent.

11.3 LESSEE has the right to extend the AGREEMENT referred to in Article 2763 of the Civil Code of the State of Sonora.

ARTICLE 12. Damage or Destruction

12.1 In the event that BUILDINGS are damaged by fire or other perils covered by insurance, LESSOR agrees to forthwith repair same except as mentioned below and this AGREEMENT shall remain in fun force and effect except that LESSEE shall be entitled to a proportionate reduction in the RENT from the date of damage and while such repairs are being made. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs shall reasonably interfere with the business carried out by the LESSEE in the BUILDINGS.

12.2 In the event the BUILDINGS are damaged during the term of the AGREEMENT because of any other cause than the perils covered by fife and extended coverage insurance, then LESSOR shall forthwith repair the same provided the extent of the destruction is less than 25% of the full replacement cost of the BUILDINGS. In the event the destruction of the BUILDINGS is to an extent 25% or more of the full replacement cost of the BUILDINGS then LESSOR shall have the option to:

12.2.l To repair or restore such damage, this AGREEMENT continuing in full force and effect, but the RENT proportionately reduced as provided above or

12.2.2To give notice to LESSEE at any time within (60) days after the damage, terminating this AGREEMENT as of the date specified in such notice, which termination date shall be no more than thirty (30) days after the giving of such notice. In this case the proportional RENT shall be paid up to date of the termination. In the event of giving such notice, this AGREEMENT shall expire and all interest of LESEE in the BUILDINGS shall terminate on the date so specified in such notice.

ARTICLE 13. Waiver and Indemnification

13.1 LESSOR is not responsible for thefts, accidents, fire, earthquake or acts of God, that may cause damage to the LESSEE, its assets, employees, guests, the BUILDINGS, or third parties.

13.2 LESSEE will indemnify and hold harmless LESSOR for any damages caused to third parties on the BUILDINGS, and will defend at LESSEE'S expense, any claim, lawsuit, or proceeding brought against LESSOR, because of its relationship as LESSOR & LESSEE, unless those damages are caused by LESSOR.

ARTICLE 14. Taxes.

14.1 The parties are responsible to pay their respective state, federal or municipal taxes, related with this AGREEMENT that according to the applicable legislation correspond to them. To that effect LESSEE binds to pay each and everyone of the fiscal obligations of the Federation, State or Municipality inherent to the industrial business or destiny given to the BUILDINGS, releasing the LESSOR from all obligation related with the foregoing. The LESSOR on its part binds to cover all the federal, state or municipal taxes related with this AGREEMENT to which it is bound in its capacity of owner of the BUILDINGS and LESSOR, releasing LESSEE from any obligation related with the foregoing.

ARTICLE 15. Causes of Termination

15.1 The LESSOR can terminate this AGREEMENT, regardless of the causes established by the law, due to the causes established in section 15.2 below; provided however in the event of default, the LESSOR shall notify LESSEE in writing that it is not complying with an obligation of LESSEE under this AGREEMENT and LESSEE will have a term of 30 (thirty) calendar days as of the day in which it received such notice to remedy such default.

15.2 Causes in which the LESSOR may terminate this AGREEMENT:

15.2.1 Vacation or abandonment of the BUILDINGS.

15.2.2 Consecutive non-payment of two monthly RENTS.

15.2.3 Making modifications or tenant improvements in violation of this AGREEMENT.

15.2.4 Subletting or assigning the BUILDINGS in violation of this AGREEMENT.

15.3 Causes for which the LESSEE may terminate this AGREEMENT:

15.3.1 In case that LESSOR does not allow LESSEE the use and enjoyment of the BUILDINGS.

15.3.2 Due to the LESSOR's failure to make repairs.

15.3.2 For LESSOR's default of any of its obligations under this AGREEMENT.

15.4 If the defaulting party does not cure its default during the period to Cure, the affected party may immediately terminate this Agreement or claim specific performance:

15.5 This AGREEMENT may be terminated, at any time before the end of the TERM, by written consent of both parties.

ARTICLE 16. Dispute Resolution

16.1 For any conflict arising under this AGREEENT, or its interpretation, the parties will give written the same notice to the other party, thereafter, the parties will negotiate a resolution to the dispute in good faith. If after 15 days from the date of receipt of such notice, Parties are unable to resolve the dispute, it will be submitted to arbitration as established in this Article.

16.2 Any controversy or claim arising out of or relating to this AGREEMENT not resolved according to Clause 16.1 herein, shall be submitted to the American Arbitration Association (AAA) to be resolved by arbitration in accordance with the rules of the AAA.

16.2.1 There shall be one arbitrator appointed by agreement of the parties. If the parties fail to agree on an arbitrator, the arbitrator shall be appointed according to the procedures of the AAA.

16.2.2 The place of arbitration shall be Las Vegas Nevada, United States of America.

16.2.3 The language of the arbitration shall be English.

16.2.4 The arbitration panel or the single arbitrator will apply the laws of the State of Sonora, Mexico.

16.2.5 The prevailing party will be entitled to attorney's fees and arbitration costs from the losing party.

ARTICLE 17. Miscellaneous

17.1 Entire Agreement. This AGREEMENT constitutes the entire agreement with respect to the matters described herein, and supersedes any other oral or written agreement between the parties.

17.2 Amendments The terms of this AGREEMNT may only be amended or modified by written agreement signed by the parties or its authorized representatives.

17.3 Consent. Whenever the prior consent of a party, written or otherwise is required as a condition for any act by the other party under this AGREE_NT, such party agrees not to arbitrarily withhold such consent. . .

17.4 Quiet Enjoyment. LESSOR agrees that LESSEEE upon paying the RENT and all other charges provided for herein and upon complying with all the terms and provisions of the AGREEMENT shall lawfully and quietly occupy and enjoy the BUILDINGS during the. TERM.

17.5 Access to the BUILDINGS. LESSOR or its authorized representative has the right to inspect the leased BUILDINGS at any time during the normal business hours of LESSEE with 72 hours prior written notice and in emergencies always. For a period commencing 90 days prior to the termination of this AGREEMENT, LESSOR shall have prior appointment access to the BUILDINGS for exhibiting it to prospect clients and may post announcements for sale or lease on the BUILDINGS.

17.6 Controlling Language. This Agreement has been prepared in English. Any party can request its legal translation into Spanish at its own expense.

17.7 Applicable Law: It is agreed by the parties hereto that this Agreement shall be interpreted in accordance with the laws of Mexico specially to the regulations of the Sonora State, Civil Code.

17.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provision shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision held to be unenforceable.

17.9 Headings It is agreed by the parties hereto that the headings of the clauses herein have been included for convenience only and do not form any part of the Agreement

17.10 Notices: Any notice, communication, waiver, or consent, required or permitted to be given under this Agreement, or the change of address which is being notified, shall be in Writing and delivered by prepaid first-class mail, facsimile or by personal delivery to the address of the relevant Party, and any notice so delivered shall be deemed to have been received. Notice of any change of address shall be made to the other party as soon as such new address becomes effective. All such notices and communications shall be effective: a) went sent by an overnight courier service of recognized standing, on the second business day following the deposit with such service b) when delivered by hand, upon delivery; c) when faxed, upon confirmation of receipt; or d) by any other means, upon receipt.

LESSOR:	Attn.: Francisco Javier Moreno Sanchez
Copropiedad Arte y Diseño.
San Luis Rio Colorado, Sonora México

LESSEE:	Attn: Gregory Scott Gronau
GPI Mexicana, S.A. de C.Y.
Av. de la Transformaci6n y Calle Samuel Ocaña
Parque Industrial, CP 83455
San Luis Rio Colorado, Sonora México

With Copy to:	Chief Legal Officer
Gaming Partners International Corporation
3945 West Cheyenne Avenue,
North Las Vegas Nevada, 89032 United States of America

LESSOR	LESSEE

GPI Mexicana S.A. de C.V.

Represented by: Francisco Javier Moreno Sánchez	Represented by Gregory Scott Gronau

Witness	Witness